Exhibit 16.1

THE BLACKWING GROUP, LLCD
  ACCOUNTANTS AND ADVISORS
           PCAOB REGISTERED

12/29/2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:  REM Business Solutions, Inc.

Dear Sirs:

We were previously the principal auditors for REM Business Solutions, Inc. and we reported on the financial statements of REM Business Solutions, Inc for the period from inception, December 18, 2008 to January 31, 2009.  We have read REM Business Solutions, Inc's statements under Item 4 of its Form 8-K, dated December 29, 2009, and we agree with such statements.

For the most recent fiscal period through to December 29, 2009, there have been no disagreements between REM Business Solutions, Inc. and The Blackwing Group, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of The Blackwing Group, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ The Blackwing Group, LLC